Exhibit 10.48.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT between Artemis International Solutions Corporation, a Delaware corporation (the “Company”), and Robert Stefanovich (the “Employee”) (the “First Amendment”), dated as of March   , 2004, amending the Employment Agreement dated as of October 9, 2002, between the Company and Employee (the “Original Agreement,” and as amended by this First Amendment, the “Agreement”).

WHEREAS, the Company and the Employee desire to amend certain terms of the Employee’s employment with the Company as set forth in the Original Agreement.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration (including but not limited to the Employee continuing to provide services to the Company pursuant to the Agreement), the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

1.  The typographical error located in the third paragraph of the original Agreement – wherein Employee’s job title was in part erroneously identified as “Chief Executive Officer,” shall be revised and corrected to now identify Employee’s job title in part as, “Chief Financial Officer.”

2.  Section 1, “Duties,” shall be revised by adding a new “(iii)” at the end of the very last sentence in the Section, such that said sentence would now read as follows:

Employee agrees to perform Employee’s duties to the best of his abilities and to devote all of his professional time, attention and energy to the business of Employer; provided, however, that Employee may (i) engage in activities in connection with charitable or civic activities; (ii) serve as an executor, trustee or in other similar fiduciary capacity, if in each case, such activities do not interfere with Employee’s services hereunder; and (iii) serve as a member of a board of directors pertaining to a for-profit commercial entity, as long as such activity does not interfere with Employee’s services hereunder.

3.  Sub-section “(c)” of Section 4 of the Original Agreement, “Term of Agreement – Compensation upon termination,” shall be revised such that parts “(i) (A)” shall now read as follows:

(i) if Employer terminates this Agreement without Good Cause, or if Employee resigns for Good Reason as provided below in Section 4(d), then Employee will be entitled (A) both to his continued Base Salary for a period of twelve months at the rate in effect on the date of Employee’s termination, with said payments to coincide with Employer’s regularly scheduled payroll, and to his continued

medical benefits for a period of twelve months to be provided at the Employer’s expense, with said provision of benefits to be at the same level as provided immediately prior to the date of Employee’s termination,

4.  Sub-section “(d)” of Section 4 of the original Agreement “Term of Agreement – If Employee resigns for Good Reason,” shall be deleted in its entirety and replaced with the following:

(d)  If Employee resigns for Good Reason, then said resignation shall be treated as a termination without Good Cause by Employer, consistent with Section 4(c)(i) above, with Employee being eligible to receive the benefits as provided therein.  For purposes of this Employment Agreement, Resignation for Good Reason shall include and may be triggered by: (i) a reduction in title or any material reduction in duties and responsibilities, (ii) a change of both the Corporation’s Chief Executive Officer and the Chairman of the Board of Directors, as of the effective date of the First Amendment to the Original Agreement, (iii) either the office located at 4041 MacArthur Blvd in Newport Beach, CA, being relocated more than twenty-five miles farther away from Employee’s home address, or the location of the Company’s headquarters being moved outside of the United States, as of the effective date of the First Amendment to the Original Agreement, (iv) a diminution of base salary, (v) a diminution or elimination of the Incentive Compensation bonus target for a fiscal year as described above in Section 2(b), (vi) a diminution in coverage or elimination of the Directors and Officers Insurance in effect as of the effective date of the First Amendment to the Original Agreement,  and (vii) a “Change in Control,” which shall be deemed to have occurred if, (A) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which holders of Common Stock immediately prior to the merger own a majority of the common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (B) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (C) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the outstanding Common Stock.  Employee shall have the right to resign for Good Reason and thereby terminate his employment for cause under this Agreement and pursuant to this Section 4(d) upon not less than fifteen (15) days prior written notice, which notice must be given within thirty (30) days after the occurrence of the event giving rise to such right to terminate;  provided, however, in cases where the title or position have been reduced, that Company  shall have the right to restore Employee to his title and position prior to such event within ten (10) days after such notice is given.  If Employee is not restored to his prior title and position within ten (10) days after such notice is given, his resignation under this subparagraph shall be treated as a termination by Company without Good Cause, consistent with Section 4(c)(i) above, with Employee being eligible to receive the benefits as provided therein.

5.  Miscellaneous

(a)           Ratification.  Except as otherwise expressly set forth herein, the Original Agreement is hereby ratified and confirmed in its entirety.

(b)           Effective Date.  This First Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the undersigned have duly executed this First Amendment as of the date first written above.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

By:
(Signature)

Patrick Ternier
President and Chief Executive Officer

EMPLOYEE

(Signature)

Robert Stefanovich
Executive Vice President, Chief Financial Officer of the Company